UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): November 12, 2024

ZILLOW GROUP, INC.
(Exact name of registrant as specified in its charter)

Washington	001-36853	47-1645716
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1301 Second Avenue, Floor 36, Seattle, Washington		98101
(Address of principal executive offices)		(Zip Code)
(206) 470-7000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, par value $0.0001 per share	ZG	The Nasdaq Global Select Market
Class C Capital Stock, par value $0.0001 per share	Z	The Nasdaq Global Select Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company     ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Executive Officer Changes
On November 14, 2024, Zillow Group, Inc. (the “Company” or “Zillow”) announced that the board of directors (the “Board”) of Zillow appointed Jun Choo, currently Zillow’s Senior Vice President, Real Estate Software, as Zillow’s Chief Operating Officer, effective as of November 14, 2024.
Mr. Choo, 50, has served in various leadership roles at Zillow since joining the Company via the Company’s acquisition of Trulia in 2015. Mr. Choo has served as Senior Vice President, Real Estate Software since February 2022. He served as Senior Vice President, Business Programs and Product Management from December 2019 to February 2022, as Senior Vice President, Performance Marketing from October 2018 to December 2019, and in various strategy, marketing, and operations roles prior to October 2018. Prior to joining the Company, Mr. Choo was Vice President, Pricing & Inventory at Trulia. Mr. Choo earned his A.B. in economics from Harvard University.
On November 14, 2024, Zillow announced that Susan Daimler will depart her role as President of Zillow effective immediately, and she will depart Zillow as further described below.
Compensatory Arrangements of Certain Officers
In connection with his appointment as Chief Operating Officer, the Board increased Mr. Choo’s base salary to $674,565. In addition, Mr. Choo and the Company entered into an indemnification agreement providing for Mr. Choo’s contractual rights to indemnification, expense advancement, and reimbursement to the fullest extent permitted by the Washington Business Corporation Law, substantially in the form filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.
In connection with her departure and subject to Ms. Daimler’s execution and non-revocation of a departure agreement and release of claims (the “Agreement”), she is expected to receive certain payments and benefits. From November 14, 2024 through December 31, 2025 (the “Transition Period”), Ms. Daimler will continue to be employed unless employment sooner terminates under the Agreement (the last date of employment, the “Separation Date”). During the Transition Period, (a) from November 14, 2024 through June 30, 2025, she will continue to be paid her current base salary (“Base Salary”), and from July 1, 2025 through the Separation Date, she will continue to be paid at 50% of her Base Salary; (b) she will remain eligible to participate in the Company’s health and welfare benefit plans, and (c) her Company stock options and restricted stock units (together, the “Daimler Equity Awards”) will continue to vest under their existing terms and conditions until the Separation Date.
Upon the Separation Date and subject to her ongoing compliance with the terms of the Agreement, the Agreement provides Ms. Daimler with the following payments and benefits: (1) any unvested portions of the Daimler Equity Awards that were scheduled to vest during the twelve (12) month period following the Separation Date will automatically become vested and, if applicable, exercisable, and the vested portions of outstanding stock options (each, a “Vested Option”) will remain exercisable for the earlier of (i) eighteen (18) months from the Separation Date, or (ii) the latest day upon which a Vested Option would have expired by its original terms, without prejudice to the longer post-termination exercise period(s) specified in the pre-existing terms of certain of her stock option agreements; (2) payment for six (6) months after the Separation Date of continued medical benefits under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended; and (3) continued payment of the equivalent of six (6) months of Base Salary after the Separation Date. In connection with the executive departures announced today, we expect to record an incremental $10.8 million of share-based compensation expense in our consolidated statement of operations for the three month period ending December 31, 2024. The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Agreement, a copy of which will be filed as an exhibit to the Company’s Annual Report on Form 10-K for the annual period ended December 31, 2024.

(d) Exhibits.

Exhibit Number	Description

10.1*
Form of Indemnification Agreement between Zillow Group, Inc. and each of its directors and executive officers (Filed as Exhibit 10.9 to Registrant’s Current Report on Form 8-K12B filed with the Securities and Exchange Commission on February 17, 2015 and incorporated herein by reference).

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

*	Indicates a management contract or compensatory plan or arrangement.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 14, 2024	ZILLOW GROUP, INC.

	By:	/s/ JENNIFER ROCK
	Name:	Jennifer Rock
	Title:	Chief Accounting Officer